AGREEMENT

This Agreement is entered into as of October 16, 2012 (including the exhibit hereto, the “Agreement”), by and among Arthur D. Lipson, Robert Ferguson, Scott Franzblau, Robert H. Daniels, Western Investment LLC, Western Investment Hedged Partners L.P., Western Investment Activism Partners LLC, Western Investment Total Return Partners L.P., Western Investment Total Return Fund Ltd., Benchmark Plus Partners L.L.C., Benchmark Plus Institutional Partners L.L.C. and Benchmark Plus Management, L.L.C., and all of their respective directors, officers and Affiliates (as defined herein) (collectively, “Western”) and Macquarie Global Infrastructure Total Return Fund Inc. (“MGU” or the “Fund” and together with Western, the “Parties” and individually a “Party”).

WHEREAS, MGU is a closed-end management investment company registered under the Investment Company Act of 1940, as amended;

WHEREAS, Western is the beneficial owner of 1,704,766.0834 shares of common stock of MGU representing approximately 9.9% of the outstanding shares of common stock of MGU; and

WHEREAS, MGU and Western believe it is in their mutual interests for the Board of Directors of MGU (the “Board”) to take the actions reflected below;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

Section 1.

Tenders by MGU

1.1

On the basis of the representations, warranties and agreements set forth herein and subject to performance by Western of its covenants and other obligations hereunder and the other conditions set forth herein:

(a)

MGU hereby covenants and agrees to commence a tender offer (the “Initial Tender Offer”) as soon as reasonably practicable following the date hereof, but in any event, no later than October 23, 2012 for up to 20% of the then outstanding common shares of MGU at a price equal to 95% of the net asset value of MGU’s common shares as determined as of the close of the regular trading session of the New York Stock Exchange (“NYSE”) on the business day immediately following the day the Initial Tender Offer expires.  The Initial Tender Offer shall expire on or before November 21, 2012; provided that the Initial Tender Offer may be extended if required by law (the “Expiration Date”).

(b)

MGU hereby covenants and agrees to commence a tender offer (the “Conditional Tender Offer”) for up to 10% of the then outstanding common shares of MGU at a price equal to 92% of the net asset value of MGU’s common shares as determined as of the close of regular trading on the NYSE on the business day immediately following the day the Conditional Tender Offer expires, if (i) more than 25% of the then outstanding common shares of MGU are tendered pursuant to the Initial Tender Offer on the Expiration Date and (ii) during the twenty business day period commencing on January 15, 2013 (the “Conditional Tender Offer Test Period”), the common shares of MGU have traded at a market price that represents an average daily discount from net asset value of more than 8% during the Conditional Tender Offer Test Period (calculated as described in Section 1.2 below).  If required to commence a tender offer pursuant to this section, MGU will commence the Conditional Tender Offer no later than fifteen business days following the conclusion of the Conditional Tender Offer Test Period.

Each such tender offer is referred to as a “Tender” and such tender offers are collectively referred to herein as the “Tenders.”  Each Tender shall expire twenty business days following its respective date of commencement; provided that each Tender may be extended if required by law.  Each Tender shall require odd lot tenders to be subject to the same proration terms as tenders of 100 shares or more.

1.2

MGU will determine the average of MGU’s daily premium or discount to net asset value for each trading day in the Conditional Tender Offer Test Period by computing the percentage difference between the closing net asset value per share and the volume-weighted average price per share (“VWAP”) of MGU on each trading day during the Conditional Tender Offer Test Period and calculating the simple average of all such daily determinations.  MGU shall perform such calculations as soon as practicable after the Conditional Tender Offer Test Period in good faith and on a consistent basis using MGU’s published closing net asset value and the VWAP on each day the NYSE is open for trading during the Conditional Tender Offer Test Period.  The VWAP shall be the price as displayed under the heading “Bloomberg VWAP” for MGU.

1.3

Although the Board has committed to the Tenders under the circumstances set forth above, MGU will not commence a Tender or accept tenders of MGU’s common shares during any period when (a) such transactions, if consummated, would: (i) result in the delisting of MGU’s shares from the NYSE or (ii) impair MGU’s status as a regulated investment company under the Internal Revenue Code of 1986, as amended (which would make MGU a taxable entity, causing MGU’s income to be taxed at the fund level in addition to the taxation of shareholders who receive distributions from MGU); (b) there is any (i) legal or regulatory action or proceeding instituted or threatened challenging such transaction, (ii) suspension of or limitation on prices for trading securities generally on the NYSE or other national securities exchange(s), or the National Association of Securities Dealers Automated Quotation System National Market System, or (iii) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States or New York State; or (c) the Board determines in good faith that effecting any such transaction could constitute a breach of the Board’s fiduciary duty owed to MGU or its shareholders.  MGU will commence any Tender delayed by the pendency of any of the above described events within 30 days of the termination of such delaying event.

1.4

Subject to MGU’s compliance with the terms of this Agreement, Western agrees to tender 100% of its then-owned common shares of MGU in each Tender.

Section 2.

Additional Agreements.

2.1

Western covenants and agrees that during the period from the date of this Agreement through April 4, 2017 (the “Effective Period”) it will not, and will cause its Affiliates (as defined in Rule 405 of the Securities Act of 1933, as amended) not to, directly or indirectly, alone or in concert with others, unless specifically requested in writing by the Chairman or President of MGU or by a resolution of a majority of the Board, take any of the actions set forth below:

(a)

effect, seek, offer, engage in, propose (whether publicly or otherwise) or cause or participate in, or assist any other person to effect, seek, engage in, offer or propose (whether publicly or otherwise) or participate in (other than as specifically contemplated by this Agreement) any “solicitation” of “proxies” or become a “participant” in any such “solicitation” as such terms are defined in Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), disregarding clause (iv) of Rule 14a-1(l)(2) and including any otherwise exempt solicitation pursuant to Rule 14a-2(b), in each case, with respect to securities of the Fund (including, without limitation, any solicitation of consents to call a special meeting of shareholders);

(b)

form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the securities of the Fund;

(c)

deposit any securities of the Fund in any voting trust or subject any securities of the Fund to any arrangement or agreement with respect to the voting of the securities of any the Fund, other than any such voting trust, arrangement or agreement solely among the members of Western;

(d)

seek or encourage any person to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Fund;

(e)

make any proposal for consideration by shareholders at any annual or special meeting of shareholders of the Fund, or take any action (other than in accordance with Section 2.2) with respect to any shareholder proposal submitted prior to the date of this Agreement;

(f)

seek, alone or in concert with others, representation on the Board;

(g)

seek to control or influence the management or policies of MGU; or

(h)

except as specifically contemplated by this Agreement, enter into any discussions, negotiations, arrangements or understandings with any person with respect to any of the foregoing, or advise, assist, encourage or seek to persuade others to take any action with respect to any of the foregoing.

2.2

Western covenants and agrees that during the Effective Period, it will, and will cause its Affiliates to:

(a)

appear at any annual or special meeting of stockholders of the Fund or otherwise cause all shares it beneficially owns as of the record date for such meeting to be counted as present thereat for purposes of a quorum; and

(b)

vote or cause to be voted at any annual or special meeting of stockholders of the Fund all of the shares it beneficially owns as of the record date for such meeting (i) in favor of and in accordance with the recommendation of the Board and (ii) against any proposal made in opposition to, or in competition or inconsistent with, the recommendation of the Board.

Section 3.

Press Release; Public Statements.

3.1

Western and MGU agree that within one business day of the date of this Agreement, MGU will issue a press release (“Announcement”) announcing the determination of the Board to commence the Tenders, subject to the other conditions set forth herein, in substantially the form attached as Exhibit A hereto.  The Parties acknowledge and agree that this Agreement will be filed as an exhibit to an amendment to the Schedule 13D, as amended, relating to MGU filed by Western.

Section 4.

Fees, Costs and Expenses.

4.1

The Company shall reimburse Western for its fees and expenses (including legal expenses) incurred in connection with the matters related to Western’s proxy solicitation at the 2012 Annual Meeting of Stockholders of the Fund and the negotiation and execution of this Agreement in the amount of $355,649, which shall be paid as soon as reasonably practicable, but in any event within ten business days following the issuance of the Announcement.

Section 5.

Breach

5.1

In the event that the Fund breaches any material provision of this Agreement or fails to complete the Initial Tender Offer by November 20, 2012, and the Conditional Tender Offer, if required under this Agreement, by April 2, 2013, subject in each case to any extension required by law or under Section 1.3(a) or (b) of this Agreement, this Agreement shall immediately terminate and be of no further force or effect.

Section 6.

Miscellaneous

6.1

Remedies.  Each Party hereto hereby acknowledges and agrees that irreparable harm will occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties will be entitled to seek specific performance hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provision hereof in any state or federal court in the State and County of New York, in addition to any other remedy to which they may be entitled at law or in equity.  Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived.  All rights and remedies under this Agreement are cumulative, not exclusive, and will be in addition to all rights and remedies available to any Party at law or in equity.

6.2

Jurisdiction; Venue; Waiver of Jury Trial.  The Parties hereto hereby irrevocably and unconditionally consent to and submit to the jurisdiction of the state or federal courts in the State and County of New York for any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby.  The Parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, or the transactions contemplated hereby, in the state or federal courts in the State and County of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  Each of Western and MGU waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Agreement.

6.3

Entire Agreement.  This Agreement and the confidentiality agreement between Western Investment LLC and MGU dated September 12, 2012 (the “Confidentiality Agreement”) contains the entire understanding of the Parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the Parties hereto.  Other than with respect to the confidentiality provisions set out in the Confidentiality Agreement, this Agreement supersedes all previous negotiations, representations and discussions by the Parties hereto concerning the subject matter hereof, and integrates the whole of all of their agreements and understanding concerning same.  No prior oral representations or undertakings concerning the subject matter hereof will operate to amend, supersede, or replace any of the terms or conditions set forth in this Agreement, nor will they be relied upon.

6.4

Section Headings.  Descriptive headings are for convenience only and will not control or affect the meaning or construction of any provision of this Agreement.

6.5

Notice.

All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto will be validly given, made or served, if in writing and sent by U.S. certified mail, return receipt requested, or by overnight courier service to:

If to MGU, to:

Macquarie Global Infrastructure Total Return Fund Inc.

125 West 55th Street

New York, NY 10019

Attn: Brad Frishberg

Fax: (212) 231-1878

with copies to (which copies shall not constitute notice):

John H. Kim, Esq.

Chief Legal Officer and Secretary

c/o Macquarie Funds Group

125 West 55th Street

New York, NY 10019

Fax: (212) 231-1878

James G. Silk, Esq.

Willkie Farr & Gallagher LLP

1875 K Street, NW

Washington, DC 20006

Fax: (202) 303-2275

If to Western, to:

Arthur D. Lipson

Western Investment Hedged Partners L.P.

7050 S. Union Park Center, Suite 590

Midvale, Utah 84047

Fax: (801) 568-1417

with a copy to (which copy shall not constitute notice):

Adam W. Finerman, Esq.

Olshan Frome Wolosky LLP

Park Avenue Tower

65 East 55th Street

New York, NY 10002

Fax:  (212) 451-2222

6.6

Severability.  Any provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of any provisions of this Agreement in any other jurisdiction.  In addition, the Parties agree to use their reasonable commercial efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any such term, provision, covenant or restriction that is held invalid, void or unenforceable by a court of competent jurisdiction.

6.7

Governing Law.  This Agreement will be governed by and construed and enforced in accordance with the laws of the State of New York.

6.8

Binding Effect; No Assignment.  This Agreement will be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the Parties hereto.  Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the Parties hereto, or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.  No Party to this Agreement may, directly or indirectly, assign its rights or delegate its obligations hereunder (whether voluntarily, involuntarily, or by operation of law) without the prior written consent of the other Party.  Any such attempted assignment will be null and void.

6.9

Amendments; Waivers.  No provision of this Agreement may be amended other than by an instrument in writing signed by the Parties hereto, and no provision hereof may be waived other than by an instrument in writing signed by the Party against whom enforcement is sought.

6.10

Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[signatures appear on next page]

1809918-7

MGU Settlement Agreement - Signature Page

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

MACQUARIE GLOBAL INFRASTRUCTURE TOTAL RETURN FUND INC.

By:  /s/ Brad Frishberg

Name:  Brad Frishberg

Title:  Director, Chief Executive Officer and President

MGU Settlement Agreement - Signature Page

WESTERN INVESTMENT LLC

By:	/s/ Arthur D. Lipson
	Name:	Arthur D. Lipson
	Title:	Managing Member

WESTERN INVESTMENT HEDGED PARTNERS L.P.

By:	Western Investment LLC
General Partner

By:	/s/ Arthur D. Lipson
	Name:	Arthur D. Lipson
	Title:	Managing Member

WESTERN INVESTMENT ACTIVISM PARTNERS LLC

By:	Western Investment LLC
Managing Member

By:	/s/ Arthur D. Lipson
	Name:	Arthur D. Lipson
	Title:	Managing Member

WESTERN INVESTMENT TOTAL RETURN PARTNERS L.P.

By:	Western Investment LLC
General Partner

By:	/s/ Arthur D. Lipson
	Name:	Arthur D. Lipson
	Title:	Managing Member

WESTERN INVESTMENT TOTAL RETURN FUND LTD.

By:	Western Investment LLC
Investment Manager

By:	/s/ Arthur D. Lipson
	Name:	Arthur D. Lipson
	Title:	Managing Member

/s/ Arthur D. Lipson
ARTHUR D. LIPSON

MGU Settlement Agreement - Signature Page

BENCHMARK PLUS INSTITUTIONAL PARTNERS, L.L.C.

By:	Benchmark Plus Management, L.L.C.
Managing Member

By:	/s/ Robert Ferguson
	Name:	Robert Ferguson
	Title:	Principal

BENCHMARK PLUS PARTNERS, L.L.C.

By:	Benchmark Plus Management, L.L.C.
Managing Member

By:	/s/ Robert Ferguson
	Name:	Robert Ferguson
	Title:	Principal

BENCHMARK PLUS MANAGEMENT, L.L.C.

By:	/s/ Robert Ferguson
	Name:	Robert Ferguson
	Title:	Principal

/s/ Robert Ferguson
ROBERT FERGUSON

/s/ Scott Franzblau
SCOTT FRANZBLAU

/s/ Robert H. Daniels
ROBERT H. DANIELS

 Exhibit A

Media Release

Macquarie Global Infrastructure Total Return Fund Inc. Announces Tender Offer Program

NEW YORK, October 17, 2012 Macquarie Global Infrastructure Total Return Fund Inc.
(NYSE: MGU) announced today that the Fund’s Board of Directors has approved a tender offer for up to 20% of the Fund’s outstanding shares of common stock at a price equal to 95% of the net asset value per share, determined as of the business day immediately following the day the tender offer expires.

In addition, upon the prior occurrence of certain events as set out below as well as certain other terms and conditions, the Fund’s Board of Directors has approved a subsequent conditional tender offer for up to 10% of the then-outstanding shares of common stock at a price equal to 92% of the net asset value per share, determined as of the business day immediately following the day the subsequent conditional tender offer expires.  The tender offers were approved by the Board in accordance with an agreement between the Fund and Western Investment LLC and certain of its affiliates.

The Fund intends to commence its initial tender offer for up to 20% of the outstanding shares of common stock on or about October 18, 2012 with the expiration date anticipated on or about November 16, 2012.

The Fund’s subsequent conditional tender offer is conditioned on meeting certain threshold requirements related to the amount of shares tendered pursuant to the initial tender offer and the discount at which the Fund’s shares trade from their net asset value during the 20-business day period beginning January 15, 2013 (“measuring period”).  If more than 25% of the Fund’s outstanding shares of common stock are validly tendered and not withdrawn pursuant to the initial tender offer and if the Fund’s shares have traded at a market price that represents an average daily discount from net asset value of more than 8% during the measuring period, the Fund will commence a subsequent tender offer no later than fifteen business days following the end of the measuring period.  The tender offer will be for up to 10% of the then-outstanding common stock at a price equal to 92% of the Fund’s net asset value per share, determined as of the business day immediately following the day the subsequent conditional tender offer expires.  The average of the Fund’s daily premium or discount to net asset value for each trading day in the measuring period will be the percentage difference between the net asset value and the volume-weighted average price of the Fund on each trading day during the measuring period.

Further information about the initial tender offer and any subsequent tender offer will be announced via future press releases. The tender offers will be made and stockholders will be notified in accordance with the requirements of the Securities Exchange Act of 1934, as amended, and the Investment Company Act of 1940, as amended, either by publication or mailing or both.

Macquarie Global Infrastructure Total Return Fund Inc. is a non-diversified closed-end investment management company traded on the New York Stock Exchange under the symbol “MGU.”  The Fund’s investment adviser is Macquarie Capital Investment Management LLC, which is a part of Macquarie Funds Group and a wholly-owned, indirect subsidiary of Macquarie Group Limited.

You may contact the Fund at 1-800-910-1434 for additional information such as the Fund’s net asset value per share, market price and other information, or consult the Fund’s web site at www.macquarie.com/mgu.

Data and commentary provided in this press release are for informational purposes only. Macquarie and its affiliates do not engage in selling shares of the Fund.

This press release is for informational purposes only and is not a recommendation, an offer to buy or the solicitation of an offer to sell any shares.  The tender offers will be made, and the stockholders of the Fund will be notified, in accordance with the Securities Exchange Act of 1934, as amended, the Investment Company Act of 1940, as amended, and other applicable rules and regulations. The tender offers described in this announcement have not yet commenced. The solicitation and offer to buy shares will only be made pursuant to the offer to purchase and other tender offer documents that the Fund will disseminate to its stockholders. A free copy of the tender offer documents that will be filed by the Fund with the SEC may be obtained, when filed, from the SEC’s website at www.sec.gov or from the Fund’s website at www.macquarie.com/mgu, or by calling AST Fund Solutions, LLC at (800) 331-7024 (toll free).  STOCKHOLDERS OF THE FUND SHOULD READ THESE DOCUMENTS BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION.

This press release may contain statements regarding plans and expectations for the future that constitute forward-looking statements within the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking and can be identified by the use of words such as “may,” “will,” “expect,” “anticipate,” “estimate,” “believe,” “continue” or other similar words. Such forward-looking statements are based on the Fund’s current plans and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Additional information concerning such risks and uncertainties are contained in the Fund’s filings with the Securities and Exchange Commission.

About Macquarie

Macquarie Group (Macquarie) is a global provider of banking, financial, advisory, investment and funds management services. Macquarie’s main business focus is making returns by providing a diversified range of services to clients. Founded in 1969, Macquarie operates in more than 70 office locations in 28 countries and employs more than 14,200 people. Assets under management total approximately US$339 billion at March 31, 2012.

For further information, please contact:

Brad Frishberg, Director, Chief Executive Officer and President of Macquarie Global Infrastructure Total Return Fund Inc.

212 231 1000

Media contact:

Paula Chirhart

Corporate Communications, Macquarie Group

Tel: +1 212 231 1310

Stockholder contact

AST Fund Solutions, LLC at (800) 331-7024

Endnotes